Exhibit 10.21

CONTRACT FOR JOINT VENTURE COMPANY

Of

BEIJING HENGLONG AUTOMOTIVE SYSTEM CO., LTD

By

Beijing Hainachuan Auto Parts Co. Ltd.

And

Great Genesis Holdings Limited

January 2010

Exhibit 10.21

Table of Contents

Chapter 1	General	3
Chapter 2	Definitions	3
Chapter 3	Parties to the Joint Venture	5
Chapter 4	Joint Venture Company	5
Chapter 5	Purpose, Scope and Scale of Operation	6
Chapter 6	Responsibilities of Each Party	6
Chapter 7	Total amount of Investment and Registered Capital	8
Chapter 8	Technology and Trademark	11
Chapter 9	Purchase and Sales	11
Chapter 10	Board of Directors	12
Chapter 11	Supervision Committee (Independent Supervisors)	15
Chapter 12	Operating and Management Structure	16
Chapter 13	Operating location	16
Chapter 14	Labor Management	17
Chapter 15	Labor Union	17
Chapter 16	Tax Affairs, Financing, Accounting and financial statements auditing	18
Chapter 17	Allocation of Profit	18
Chapter 18	Duration, Dissolution, Liquidation of the Joint Venture	19
Chapter 19	Insurance	20
Chapter 20	Confidentiality	20
Chapter 21	Amendment, Termination and Dissolution of Joint Venture	20
Chapter 22	Force Majeure	21
Chapter 23	The Liabilities for Breach of Contract	22
Chapter 24	Divisibility	22
Chapter 25	Dispute Solution	22
Chapter 26	Not an agency	23
Chapter 27	Applicable Law and Validity of the Contract	23
Chapter 28	Representation and Warranty	23
Chapter 29	Assignment	24
Chapter 30	Others	24

Exhibit 10.21

This Joint Venture Contract was entered into by Beijing Hainachuan Auto Parts Co., Ltd. (hereinafter referred to as “Hainachuan”) and Great Genesis Holdings Limited (hereinafter referred to as “Great Genesis”) on January 24, 2010.

Chapter 1 General

The Parties hereto agree to set up a joint venture company to engage in production and sales of automotive steering system and other auto parts as agreed by both parties, to the Related parties (as defined below) of Beiqi Holdings and Hainachuan, or the other customers as agreed by both parties.

In accordance with the Law of the People’s Republic of China Sino-foreign Equity Joint Venture Law (the “Joint Venture Law”) and other relevant Chinese laws and regulations, Beijing Hainachuan Automotive Parts Company Ltd. and Great Genesis Holdings Limited, in accordance with the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest to set up a joint venture enterprise Beijing Henglong Automotive System Co., Ltd (hereinafter referred to as the “Joint Venture”) in Beijing, People’s Republic of China.

Chapter 2 Definition

Article 1  Definition

Unless otherwise specified, these terms have meanings as following:

1.1
“Regulation institutions” are those authorized institutions by Chinese Government and laws and regulations to approve the establishment of a joint venture, also its Contract and Articles of Association (as defined below).

1.2	“Articles of Association” is the bylaws of the Joint Venture that is signed on the same date with such Contract.

1.3	“Auditors” is a certified public accounting firm that is registered in China, and is retained by the Joint Venture as its independent auditors.

1.4	“Board of directors” is the Board of directors of the the Joint Venture.

1.5	“Business license” is the certificate of a the Joint Venture issued by Beijng Administrative Bureau for industry and commerce or its authorized institution.

1.6
“Control”(including “controlled” and “common control”) means directly or indirectly determining the management and policy of an entity, by voting right equity or securities or in other forms of arrangement, including but not limited to directly or indirectly owned voting right equity or securities to nominate majority directors of Board or similar institution’s majority members.

Exhibit 10.21

1.7	“Employee” means staff that has signed an employment contract or other arrangement in accordance with stipulations and provisions of labor and social insurance laws of the People’s Republic of China.

1.8	“Date of establishment” is the issuance date of Business License of the Joint Venture.

1.9	“Joint Venture Company” is Beijing Henglong Automotive System Co., Ltd.

1.10	“Both parties” or “parties” means Hainachuan and Great Genesis.

1.11	“Party” means Hainachuan or Great Genesis.

1.12	“Entity” means any person, partnership, organization, corporate, firm, institution, trust, unincorporated organization, or other entity organization.

1.13	“China” means the People’s Republic of China. For purposes of this contract, excluding of Hong Kong Special Administration Region, Macao Special Administration Region and Taiwan.

1.14
“Chinese laws and regulations” are those laws, regulations, rules and other related stipulations and provisions that issued and implemented, including but not limited to “Law of the People's republic of China on Chinese-Foreign equity Joint Ventures” and “Regulations for the implementation of the law of the People’s Republic of China on Chinese-foreign equity Joint Ventures” as amended from time to time.

1.15
“Products” are those automobile steering systems intended to be manufactured by the Joint Venture in China and supplied to Beiqi Holdings and Hainachuan’s affiliate company, or the other domestic or overseas consumers agreed by both parties, including Rack and pinion power steering gear, Rack and pinion manual steering gear, Steering column, Electric power steering systems (EPS), Electronic hydraulic steering systems (EHPS), Steering pump and accessories.

1.16	“RMB” is legal currency of PRC.

1.17
“Related parties” means any corporation, partnership, joint venture or other entity or natural person controlling, controlled by, or under common control with, such Party, excluding the Joint Venture; a person or entity shall be deemed to “control” another person or entity if the former possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the latter, through ownership of majority voting securities.

1.18	“Delegated management” is General manager, deputy general manager, and Chief financial Officer sent by parties.

1.19	“Beiqi Holdings” is Beijing Automotive Industry Holding Co., Ltd.

Exhibit 10.21

Chapter 3 Parties to the Joint Venture

Article  2  The Parties to the Joint Venture are as follows:

Beijing Hainachuan Automotive Parts Company, was incorporated under the laws of China, registered in 6# Yulong Street, CaiYu economic development region, CaiYu town, Daxing distric, Beijing, People’s Republic of China.

Legal representative:

Name: Xinmin Guo

Position: Chairman of Board

Nationality: Chinese

Great Genesis Holdings Limited, a corporation organized under the laws of the Hong Kong Special Administrative Region, China, registered in 31/F, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong SAR.

Legal representative:

Name: Hanlin Chen

Position: Chairman of Board

Nationality: Chinese

Chapter 4 Joint Venture Company

Article  3  Name and legal address of the Joint Venture Company

3.1  The name of the Joint Venture shall be Beijing Henglong Automotive System Co., Ltd in English, and 北京海纳川恒隆汽车系统有限公司 in Chinese.

3.2  The legal address of the Joint Venture shall be CaiYu economic development region, CaiYu town, Daxing distric, Beijing, People’s Republic of China.

Article  4  The organization form of the Joint Venture

4.1  The Joint Venture shall be a limited liability company under the laws of the PRC.

4.2  The liability of the Parties for the losses, risks, liabilities and any other obligations whatsoever of the Joint Venture shall be limited and in proportion to the subscribed amount of their respective contributions to the registered capital of the Joint Venture. No Party shall have any liability to the Joint Venture or to any third Party in connection with the activities of the Joint Venture either jointly or severally other than the requirement to make such contribution, unless otherwise agreed to in writing by the Parties. In no event shall any Party be responsible for any losses, risks, liabilities or obligations whatsoever resulting from any act of the other Parties.

Exhibit 10.21

Article  5  Subsidiary and branch office

The Joint Venture, upon the approval of the board and the relevant authorities, may establish branch offices in any city of China when it is necessary.

Chapter 5 Purpose, Scope and Scale of Operation

Article  6   Business Objectives and scale:

Both parties should (i) bring in efficient, advanced and appropriate technique to manufacturing and developing, (ii) using advanced and scientific management system and marketing methods, (iii) producing highly competitive products in terms of performance, quality and price, and (iv) to achieve maximal economic interests to the Joint Venture in accordance with the principle of equality and mutual benefit.

The total amount of investment of the Joint Venture shall be RMB150 million, upon accomplishment of first stage of construction, the assembly capacity of the Joint Venture shall be 300,000 units of Automotive Power Steering gears and 200,000 units of Electric power steering gears per year, and to process some automotive parts; upon accomplishment of second stage of construction, the production capacity of the Joint Venture shall be 500,000 units of Automotive Power Steering gears and 1,000,000 units of Electric power steering gears per year; and ultimately become one of the largest leading power steering manufacturers, to satisfy not only the demands of Beiqi Holdings, but also customers in Beijing, Tianjin and Tangshan district, and overseas.

the Joint Venture shall build R&D institution for independent research and development. Great Genesis and its Related parties will support on it.

Article  7  Operation scope:

The business scope of the Joint Venture shall be research and development, manufacturing, sale of automotive power system such as Rack and pinion power steering gear, Rack and pinion manual steering gear, Steering column, Electric power steering systems (EPS), Electronic hydraulic steering systems (EHPS), Steering pump and accessories, and provision of technology and after-sales service.

Chapter 6 Responsibilities of Each Party

Article  8  Both parties shall be respectively responsible for matters related as follows:

8.1  Making timely contribution in full to the registered capital pursuant to Articles 12 herein.

Exhibit 10.21

8.2  Assisting each other in application, registration of the Joint Venture to the Chinese authorities.

8.3  Assisting the Joint Venture obtaining necessary approval and registration from the Chinese authorities.

8.4  Assisting the Joint Venture to enhance the relationship with Government and supervisory institutions and regulations.

8.5  Assisting the Joint Venture in hiring qualified personnel;

8.6  Under request of the Joint Venture, both parties (and/or Related parties, as appropriate) should provide required supporting and technology on manufacturing, management, marketing and sales pursuant to the terms and conditions negotiated with the Joint Venture

8.7  Assisting the Joint Venture in obtaining best raw material and parts in process by most favourable terms, and in applying for supplies of water, electricity, and the other communication facilities and transportation, and any other necessary for the Purpose of this Agreement.

8.8  To procure the Joint Venture to operate legally.

8.9  Great Genesis and its Related parties should authorize the Joint Venture to use its Technical License and trademarks free or charge, and provide technical assistance and training.

8.10  Great Genesis agreed to assist and support the Joint Venture’s public offering requirement. Among those members in the Board of directors, four of which are pointed by Hainachuan, three of which are pointed by Great Genesis.

8.11  Hainachuan should do its best to assist the Joint Venture in obtaining supply business to Beiqi holdings and Hainachuan and its Related parties.

8.12  Hainachuan should assist the Joint Venture in obtaining tax preferences and other favourable treatment, including but not limited to custom and import tax for imported equipment which is part of the Total investment amount.

Article  9  Prerequisite to contribution

9.1  Any party can reserve total or partial capital contribution for the Joint Venture in the event that:

If Hainachuan breaches the contract seriously (including those terms in representation and warranty), Great Genesis has the right to reserve total or partial capital contribution to the Joint Venture; If Great Genesis breaches the contract seriously (including those terms in representation and warranty), Hainachuan has the right to reserve total or partial capital contribution to the Joint Venture.

Exhibit 10.21

9.2  If such circumstance described in 9.1 has occurred, both parties should apply an extension from relevant Chinese authorities.

Chapter 7 Total amount of investment and Registered Capital

Article  10  Total amount of investment and Registered Capital

Total amount of investment of the Joint Venture shall be 22,000,000 US Dollars

The registered capital of the Joint Venture shall be 6,000,000 US Dollars

Article  11  Form, amount and term of capital contribution

11.1  Form and amount of capital contribution

a. Great Genesis’s contribution to the registered capital of the Joint Venture shall be $3,000,000 in US Dollars and in cash.

b. Hainachuan’s contribution to the registered capital of the Joint Venture shall be RMB equivalent of 3,000,000 US Dollars in cash

11.2  Timing and responsibility of capital contribution

a. Subject to above article 9, both parties shall contribute capital within ninety (90) days following the issuance of the business license of the Joint Venture by: Hainachuan $3,000,000 and Great Genesis $3,000,000.

b. For those contribution in RMB, it shall convert into US Dollars at the conversion rate of RMB into US Dollars published by the People’s Bank of China on the previous date of payment date.

c. The contributed capital will immediately become the property of the Joint Venture.

d. In the event that any party fails to pay its contribution, it should pay the Joint Venture interest at the three-months term RMB loan interest rate or three-months term USD interest rate in effect that is pronounced by Bank of China for those overdue payment in RMB or USD. If Hainachuan has not paid its contribution in sixty (60) days following due date, Great Genesis has right to terminate this contract or pay the partial of the unpaid contribution at its sole determination and required Hainachuan for indemnity according to this contract and relevant Chinese laws and regulations. If Great Genesis has not paid its contribution in sixty (60) days from due date, Hainachuan has the right to terminate this contract or pay the partial of the unpaid contribution at its sole determination and required Great Genesis for indemnity according to this contract and relevant Chinese laws and regulations. If any party decides to contribute counterpart’s share, the ownership proportion between parties will be adjusted accordingly upon such investment adjustment approved by appropriate Chinese authorities.

Article 12  Verify of capital

Exhibit 10.21

After the Parties have made their respective contributions in accordance with the foregoing provision, the Joint Venture shall, on the basis of a capital contribution verification report issued by an accounting firm registered in China and retained by the Joint Venture, issue an investment certificate to each Party. Such investment certificate shall specify the name the Joint Venture, the date of the establishment of the Joint Venture, the name of the Party and the capital investment contributed thereby, the dates of each contribution, and the date of the investment certificate.

Article 13  Ownership proportion of equity

After contribution has been funded into the Joint Venture completely following the provision in article 11, Great Genesis will own fifty percent (50%) equity of the Joint Venture, Hainachuan will own fifty percent (50%) equity of the Joint Venture.

Article 14  Capital contribution certification and right of shareholders

14.1  After the contribution has been funded into the Joint Venture completely following the provision in article 11, the Joint Venture should issue capital contribution certifications to both parties within fifteen days (15) following issuance of capital contribution verification report.

14.2  Both parties have full right as shareholder of the Joint Venture, including but not limited to receipt of dividend, preemptive right for other party’s equity transfer as prescribed in article 15, participation of increase in registered capital division of  remaining assets in accordance with ownership proportion of equity in liquidation.

Article 15  Equity transfer

15.1  During the term of this contract, no Party may transfer, sell, assign, give or otherwise dispose of all or any part of its equity interest in the Joint Venture without the express prior written consent of the other Party. The equity interest owned by each Party shall be free and clear of any and all encumbrances, security and/or liens of any nature whatsoever.

Neither Party can sell its ownership to the third Party with terms and conditions better than the offer to the other Party to the Joint Venture. Hainachuan hereby agrees that even though the proposed equity need to list in property rights transaction centre, Great Genesis still has the foregoing preemptive right.

15.2  When one Party to the Joint Venture assigns, or transfers all or part of its equity interest (hereinafter referred to as “Proposing Party”), a written notice of such proposal should delivered to the other Party previously, including the name of third party, purchasing price, and the other material terms and conditions. The Party entitled to preemptive right should notify Proposing Party within thirty (30) days after receipt of the written notice, to clarify (i) whether exercise preemptive right to purchase such equity interest, or (ii) if not exercise the preemptive right, agree or disagree such equity transfer. If such notification is not delivered to the Proposing Party in the foregoing period, thus such transfer transaction shall be deemed to be agreed. A copy of such transaction agreement between Proposing Party and assignee and consideration payment vouchers should be given to the other Party.

Exhibit 10.21

15.3  Neither Party can create security and/or liens of any nature whatsoever on its total or partial equity interest, except with prior written consent of the other Party, the approval of the Board of Directors, and the approval of the original approving authority ( if needed).

15.4  If a transaction described in 15.2 has occurred, the assignee should surrender a written commitment to comply with this contract and the Articles of Association of the Joint Venture. The Joint Venture’s contract and Articles of Association should be amended accordingly.

15.5 Even though any party may cease to be a shareholder of the Joint Venture due to equity transfer transaction in article 15, the Confidentiality provision should still be complied with by such party.

15.6  Notwithstanding all provisions in this contract, any transfer transaction is still subject to the approval of the appropriate authority. Such equity transfer transaction and preemptive right are also subject to applicable Chinese law.

Article 16  Increase and decrease of registered capital

16.1  Any increase of registered capital will need the unanimous approval of all directors, or the written approval from Board of directors as provided in article 29.5.

16.2  In case of any increase of the registered capital, each Party shall have the right to subscribe to the amount of such additional capital in accordance with its respective proportional equity interest at the time. If any party waives its right to subscribe the amount of additional capital in writing, or neither subscribe such capital nor deliver a waives notice within thirty (30) days following expiry of the relevant subscription period, the other Party may subscribe to such capital, in which event appropriate adjustments shall be made to the ratio of the equity interest of the Parties.

16.3  Any increase of the registered capital or change in equity interest proportion of the Joint Venture (including but not limited to change of shareholders) should be approved by the original approval authority.

16.4  In case of any decrease of the registered capital resulted from changes to the scale of operation or total investment, an unanimous approval of all directors and the approval from the original approval authority will be needed.

Article 17  Loans and financing of the Joint Venture

The Joint Venture may obtain finance from domestic or foreign banks or other non-bank financial institutions according to its operation needs. The Joint Venture may pledge its assets to obtain such loan, upon the approval of Board of directors. If shareholders’ guarantee is needed, both Parties should provide such guarantee based on their equity interest proportion respectively.

Exhibit 10.21

Upon written consent, both Parties may fund the Joint Venture in other methods that accord with applicable Chinese laws and regulations, including but not limited to increase of the registered capital.

Chapter 8 Technology and trademark

Article 18  Technology license and assistance

Great Genesis will authorize the Joint Venture to use its technology free of charge, and provide technical assistance to build the R&D institution and promote its capacity. The Joint Venture shall pay direct cost (such as tooling, molding, sample developing, documenting) for technical assistance as provided in separate agreement.

Article 19  Prohibition of usage of technology

Hainachuan committed here not to use or make its affiliate company to use or to disclose to any other entities any technology or technical material from Great Genesis or its Related parties at anytime anywhere.

Article 20  Trademark

The Joint Venture may use the trademarks of Hainachuan’s or Great Genesis’ or its own. For usage of Hainachuan’s or Great Genesis’ trademark, separate agreement will be needed. By bearing the applicable legal liability and responsibility, the Joint Venture may use such trademark free of charge.

Article 21  Prohibition of usage of trademark

Hainachuan and Great Genensis committed here not to make its affiliate company to register, or to register a similar trademark, or deemed similar word, phrase, signal, or logo that provided to the Joint Venture from Great Genesis or its Related parties at anytime.

Chapter 9 purchase and sales

Article 22  Purchase

All of the production equipments, raw materials, parts in process, and services which are needed by the Joint Venture may be purchased both in China and overseas at the discretion of the Joint Venture. Upon request from the Joint Venture, both Parties should assist on selecting appropriate suppliers.

Article 23  Sales

Exhibit 10.21

23.1  With the assistance of Hainachuan, the Joint Venture shall do its best to obtain supply business from Beiqi holdings and Related parties of Hainachuan. Hainachuan shall do its best to support the Joint Venture to be a long-term supplier of Beiqi holdings and Related parties of Hainachuan.

23.2  Upon request from the Joint Venture, Great Genesis should support the Joint Venture to develop its business through its sales platform.

23.3  Great Genesis agreed to transfer all its business in Beiqi holdings and Related parties of Hainachuan into the Joint Venture presently, upon establishment of the Joint Venture, and upon approval from Beiqi holdings and Related parties of Hainachuan.

Chapter 10 Board of Directors

Article 24  Establishment of the board of directors

The Joint Venture shall establish a board of directors. The date of registration of the Joint Venture shall be the date of the establishment of the board of directors of the Joint Venture.

Article 25  highest authority

The Board shall be the highest authority of the Joint Venture, entitled to decide all major issues, and monitor the operation of the Joint Venture entirely.

Article 26  Constitution of the Board

26.1  The Board shall consist of seven (7) directors, of which, there will be one (1) chairman and one (1) deputy chairman.

26.2  Among those directors, four (4) shall be appointed by Great Genesis, including a deputy chairman, and three (3) by Hainachuan, including a chairman.

26.3  If there is any adjustment on equity interest proportion, the constitution of the Board should be adjusted accordingly subject to negotiation.

Article 27  Term and right of directors

27.1  Each director shall be appointed for a term of three (3) years and may serve consecutive terms if re-appointed by the nominating Party. If any director on the Board is removed by the nominating Party, a successor shall serve out such director’s remainder term. When a director served out his or her term or be removed on his or her term by the nominating Party, the Party shall submit a written notice of the new director’s candidate to the Joint Venture, upon such delivery, the newly appointment will be effective immediately.

27.2  Should the Chairman be unable to perform his/her responsibilities for any reason, the deputy chairman shall perform such responsibilities in the Chairman’s stead.

Exhibit 10.21

27.3  The chairman shall not concurrently serve in other position of management other than General manager, deputy General manager, or Chief financial officer.

Article 28  Chairman and deputy chairman

28.1  Responsibility of Chairman are as following:

a. to be the Legal representative of the Joint Venture

b. to call on and preside over Board meetings

c. to examine the execution to the resolutions of Board meeting, debrief the daily operating activities and management by General manager of the Joint Venture, have right to require explanation, to comment and guide on the Joint Venture’s report.

d. to sign or authorize to sign relative documents required to be signed by the  Legal representative of the Joint Venture in accordance with applicable Chinese laws and regulations.

e. other rights  approved by official Board meetings, this Contract or Articles of Association.

28.2  For any matters that are subject to the approval of Board meeting, unless officially approval by the Board of directors, the Chairman cannot  take action or sign any documents at his/her solely discretion.

Article 29  board meeting

29.1  The Board meeting shall be held at least once each year. The Chairman shall be responsible for calling on and presiding over Board meetings. Initiated by more than one third (1/3) of directors, the Chairman can call on a temporary board meeting for matters subject to discussion.

29.2  A notice of Board meeting should be delivered to each Board member fifteen (15) days prior to such meeting, to notify the time, date, place and  agenda. Only matters notified in such method can be subjects of resolutions in the Board meeting, unless the directors present at the Board meetings approve other matters for resolution.

29.3  More than two thirds (2/3) of total number of directors present shall constitute a quorum necessary for the conduct of business at a meeting of the Board (including temporary board meeting). If a Board member is unable to attend a Board meeting, he or she may issue a written proxy and entrust a representative to attend the meeting and vote on his or her behalf. The Board may invite General manager, deputy General manager and Chief financial officer to be present at the meeting of the Board, if they are not members of the Board. If they are concurrently serve as a director of the board, they shall not vote for any matter involving or relating to themselves.

29.4  Detailed minutes shall be made for each meeting of the Board of Directors and be signed by all directors and proxies present at the meeting. Minutes shall be kept by the Joint Venture during its term of existence.

Exhibit 10.21

29.5  Upon unanimous approval of the directors, resolutions can be approved by fax, correspondence or other written form. Such resolution can be signed respectively by each directors, and have same effectiveness with those resolutions approved in a formal meeting.

29.6  All resolutions and minutes shall be prepared in Chinese.

Article 30   Powers of the Board

30.1  The unanimous approval of all directors (or representative entrusted) shall be required in connection with the following issues:

a. Amendment of the articles of association of the Joint Venture;

b. Merge, separation, dissolution, liquidation, bankruptcy, termination, term extension or conversion of the Joint Venture; set up a liquidation committee to liquidate and dissolve the Joint Venture.

c. Increase and decrease of the Joint Venture’s registered capital;

d. Transfer or pledge all or part of any Party’s interest in the Joint Venture Company’s equity;

e. Establish a subsidiary or branch or other operating site or invest in other entities, or acquisition of any other enterprise;

f. To support or provide pledge by the Joint Venture’s assets for any other third Party’s loan from commercial bank ;

g. Any other matter requiring unanimous approval by the Board.

30.2  The following issues require approval by at least two third (2/3) of Directors (or representative entrusted) present at the meeting:

a. Middle and long-term plans, annual operating plan and investment project;

b. Annual budgets, financial reports and annual report;

c. Operating and management policy, material bylaws;

d. Profit distribution, reserves appropriation;

e. open, close or change of bank account;

f. Appointment of the General Manager, Deputy General Manager and Chief Financial Officer and determining their compensation;

g. Major contracts, entrust, authorization or commitment;

Exhibit 10.21

h. Extra-budgetary investment or purchasing over an amount of RMB 500,000

i. Any other matter that the Board deems substantial.

30.3  Chairman and deputy chairman have same voting right with other directors.

30.4  For any Party’s termination of this contract, which requires approval by the Board, the directors appointed by such Party should agree to such termination, otherwise this will constitute a breach of this contract by such party. In this case, the Party which breaches this contract should bear the liabilities provided in this contract (including but not limited in terminate this contract), plus USD $300,000 for compensation.

30.5  The Compensation of directors or its representative (if any) are borne by relative Parties. Any costs occurred for Board meeting shall be reimbursed from the Joint Venture according to its accounting bylaw, in USD or RMB in cash.

30.6  The directors of the Joint Venture take no personal and individual liabilities responsibilities for their normal operating activities. The Joint Venture should do its best to keep them free from any claim or accusation under applicable Chinese laws and regulations, unless such activities are intentional, negligently, or nonfeasance.

30.7  Each director, including Chairman and deputy chairman, should take his/her responsibility in accordance with this contract and Articles of Association.

30.8  Each director should perform their obligations faithfully to avoid any conflict of interest, including but not limited to:

a. Business trade between the Joint Venture and such director, or entities (other than Related parties of both Parties) in which director has interest in, unless it is approved by Board of directors.

b. ownership of interest in competitors of the Joint Venture (other than Related parties of both Parties), or

c. obtain interest from entities other than the Joint Venture, Related parties of both Parties, and attempt to influence the Joint Venture.

Chapter 11 Supervision Committee (independent supervisors)

Article 31   Appointment of Supervisor

The Joint Venture shall set up a Supervision Committee which shall be composed of three members, of which one shall be appointed by Hainachuan, one shall be appointed by Great Genesis, and one shall be elected by conference of the representatives of the workers and staff, or other democratic ways of election. Each Supervisor has a term of three years, and may be renewed by the appointing Party.

Exhibit 10.21

The Supervision Committee shall appoint a chairman, who shall be elected by the Supervisors.

Article 32   Right of Supervisor

Supervisors shall perform their rights according to the applicable Chinese laws and regulations and act in consent.

Chapter 12 Operating and Management Structure

Article 33   nomination, appointment and term of Management

33.1  The Joint Venture shall have one (1) general manager, one (1) deputy general manager, and one (1) deputy general manager who shall concurrently serve as chief financial officer.

33.2  The General manager and deputy general manager should nominated by Great Genesis, while the deputy general manager who shall concurrently serve as chief financial officer should be nominated by Hainachuan. Such management shall be appointed by Board.

33.3  Such management shall have a term of three years, and may be renewed by the  Board.

Article 34   Management structure and responsibility of General Manager

34.1  The responsibility of the General manager is to execute all the resolutions of the Board meeting, organize and guide daily operating activities and management. Deputy general managers are to assist the General Manger. The management can set a few department managers to be in charge of all departments and handle the matters required by the General manager and Deputy general manager and be responsible to the General manager and Deputy general manager.

34.2  The responsibility of other management is regulated in the bylaw which subject to the approval of Board.

34.3  The responsibility of chief financial officer is to be in charge of the Joint Venture’s accounting and financial affairs and to report to the Board.

34.4  The General Manager, Deputy general managers, and chief financial officer may be removed at any time by resolution of the Board of Directors for his or her malpractice or dereliction of duty.

Chapter 13 Operating location

Article 35   Working location

Both the Parties agreed to build workshop in CaiYu economic development region, CaiYu town, Daxing distric, Beijing and start construction within one year from establishment of the Joint Venture.

Exhibit 10.21

Chapter 14 Labor Management

Article 36 employment contract

The Joint Venture shall sign employment contract with the employees recruited, in accordance with the related laws and regulations stipulated by China and Beijing City. No employees of the Joint Venture except those dispatched by either Hainachuan/or Great Gensis, shall maintain any employment relationship, whether contractual or otherwise, with any third Party during their employment with the Joint Venture. In the event any such employee is found to be maintaining an employment relationship with any third party, the Joint Venture shall have the right to terminate the employment of such employee at any time without any liability.

All personnel of the Joint Venture shall be subject to confidentiality obligations concerning information obtained from the Joint Venture and all Parties and shall be strictly forbidden from disclosing any of such information to any third Party without the prior authorization and approval of the general manager and the deputy general manager.

Article 37   Compensation and welfare

37.1  Employee’s compensation and welfare should be stipulated in the employment contact, which shall comply with the related Chinese laws and regulations.

37.2  The Joint Venture should assist the foreign staff in handling visa, work certificate and travel formalities.

37.3  The compensation and welfare of general manager, deputy general manager and chief financial officer:

a. shall be determined by the Borad. Deputy general manager and chief financial officer’s compensation should be 80% of general manager’s compensation.

b. shall pay to relative Parties monthly by the Joint Venture, then pay to individual by the Parties.

Article 38   Recruiting and training

38.1  The Joint Venture shall recruit domestic or foreign employees for its operation.

38.2  The Joint Venture shall provide applicable training to employee, and such expenses shall be charged to the Joint Venture.

Chapter 15 Labor Union

Article 39   Set up on labor Union

Exhibit 10.21

The Joint Venture shall establish the basic labor union to engage in labor activities according to “the Labor Law of People Republic of China” and “China Labor Union Regulations”. The Joint Venture will provide the essential activity necessities for its labor union.

Article 40   Function of labor Union

Labor union will be established in accordance with applicable Chinese laws and regulations to protect employee’s benefits and to assist the Joint Venture’s operation.

Chapter 16 Tax Affairs, Financing, Accounting and financial statements auditing

Article 41  Tax Affairs

41.1      The Joint Venture should pay all the taxes required according to the related laws and stipulations of the People’s Republic of China.

41.2      The staff members of the Joint Venture should pay individual income tax according to Individual Income Tax Law of the People’s Republic of China.

Article 42  Financing and accounting policies

42.1      The fiscal year of the Joint Venture starts from the 1st day of January and ends on the 31st day of December of each year.

42.2      The Joint Venture shall adopt RMB as the standard bookkeeping currency

42.3      All the accounting certificates, documents, reports and account books should be written in Chinese.

42.4  Within 90 days of a fiscal year end, General Manager shall submit the previous year’s balance sheet, profit and loss statement and cash flow statement reviewed and signed by a CPA to the Board of Directors for review and approval.

Article 43 Financial statement audit

43.1      For accounting and auditing, the Joint Venture should hire accountants and auditors registered in the People’s Republic of China, and report these results to the Board of Directors and the General Manager.

43.2  In case a Party considers it is necessary to employ a foreign auditor registered in another country to undertake annual financial checking and examination, the other Party shall give its consent.  All the expenses thereof shall be borne by such Party.

Chapter 17 Allocation of Profit

Article 44  Principle of profit allocation

Exhibit 10.21

The Joint Venture shall set aside reserve fund, expansion fund of the Joint Venture and welfare funds and bonuses for employee from the Joint Venture’s after-tax profit, the ratio of which shall be determined by the Board. The ratio of reserve fund to the Joint Venture’s after-tax profit shall not be lower than 10%.

The distributable profit, which is the profit after above three funds have been allocated, shall be distributed to the Parties in proportion to their contributions to the registered capital.

Article 45  Accocation of prfit

The profit shall be distributed to the Parties within 30 days after the distribution plan  approved by the Board.

Current year profits shall not be distributed before losses from previous year have been made up. Undistributed profits of previous year may be carried over to and distributed in current year.

Chapter 18 Duration, Dissolution, Liquidation of the Joint Venture

Article 46  Term of operation

46.1  The term of this Joint Venture is thirty (30) years, from the date of the issuance of  the business license.

46.2      The term of this Contract may be extended with the approval of all parties six months prior to the expiration of this contract.

Article 47  Termination of this Contract

With the unanimous agreement of the Board of Directors and approval of the original approval authority, the Joint Venture can be terminated prior to the initial term or this contract may be terminated in advance if it cannot be executed for reason of force majeure or the Joint Venture suffers losses in consecutive years and is incapable of going on with the business for certain reasons.

Article 48  If termination

If one party does not perform the obligations stipulated by this contract and the Article of Association, or seriously breaches the contract and the Article of Association and this causes in the Joint Venture to be unable to operate or unable to achieve the targeted objective in this contract, it shall be considered single-party termination of this contract by the breaching party. Other than the right to reclaim penalty from the breaching party, the other party has the right to terminate this contract upon report to and approved by the original approved authority according to the stipulation in this contract. If the parties agree to continue the operation, the breaching party shall compensate the Joint Venture’s losses.

Exhibit 10.21

Chapter 19 Insurance

Article 49  Insurance

Each item of insurance of the Joint Venture shall be sourced from the insurance companies in China .The insurance category; value and term shall be handled in accordance with the insurance laws and regulations of People’s Republic of China.

Chapter 20 Confidentiality

Article 50  Confidentiality

Each Party shall maintain the secrecy and confidentiality of and not disclose to any third person or party, directly or indirectly, any proprietary information or any secret or confidential information which is disclosed by the Joint Venture or the other Parties, except where the information properly comes into public domain.

The Parties hereto shall cause their directors, senior staff and other employees to comply with the confidentiality obligations.

Without the approval of the Board of Directors, the Joint Venture shall not disclose proprietary information concerning the Joint Venture to any persons or entities except to both Parties during the valid term of this Contract (excluding information which is required to be reported to officials or departments of the Chinese government), unless such information is already in the public domain. For business purpose, the Joint Venture may disclose proprietary information to any third Party company under a nondisclosure agreement with this third Party company.

This Chapter shall survive for five (5) years after the expiration or termination of this Contract and the termination or dissolution of the Joint Venture.

Both Parties to this Contract shall cause their appointed directors to the Joint Venture to require the Joint Venture personnel to execute appropriate contracts or agreements to maintain the secrecy of proprietary and confidential information of the Joint Venture.

The Party Breaching the obligations of confidentiality shall be liable for damages suffered by the other Parties.

Chapter 21 Amendment, Termination and Dissolution of the Joint Venture

Article 51  Amendment of this Contract

The amendment of this contract or its appendices shall come into force only after a written agreement has been signed by both Parties and approved by the original approval authority.

Article 52  Termination of this Contract

Exhibit 10.21

52.1  With the unanimous agreement of the Board of Directors and approval of the original approval authority, the Joint Venture can be terminated prior to the initial term or this contract can be terminated in advance if this contract cannot be executed for reason of force majeure or the Joint Venture suffers losses in consecutive years and is incapable of going on with the business for certain reasons.

52.2  If one party does not perform the obligations stipulated by this contract and the Article of Association, or seriously breaches the contract and the Article of Association and this causes in the Joint Venture to be unable to operate or unable to achieve the targeted objective in this contract, it shall be considered single-party termination of this contract by the breaching party. Other than the right to reclaim penalty from the breaching party, the other party has the right to terminate this contract upon report to and approved by the original approval authority according to the stipulation in this contract. If the parties agree to continue the operation, the breaching party shall compensate the Joint Venture’s losses.

Article 53  Liquidation of this Contract

53.1  If this Contract is terminated for any reason, the Board of Directors shall present liquidation principle, liquidation procedure and establish a Liquidation Committee to liquidate the Joint Venture.

53.2  The Liquidation Committee shall determine the reasonable disposal price of the assets of the Joint Venture by reference to the fair market value.

53.3  After the discharge of all debts of the Joint Venture, the remaining assets of the Joint Venture shall be distributed as follows:

Distributions to the Parties to the Joint Venture shall be in proportion to the capital contribution they subscribe in the registered capital;

Reserve fund and expansion fund shall be distributed to the Parties in proportion to the capital contribution they subscribe in the registered capital; Welfares and bonuses fund shall be distributed to the employees on list.

53.4  After the completion of all liquidation proceedings, the Liquidation Committee shall issue a final report, which shall be approved by the Board of Directors, undertake the cancellation of registration and submit the business license to the original registration authorities.

Chapter 22 Force Majeure

Article 54  Force Majeure

As the consequence of force majeure, such as earthquakes, typhoons, floods, fires, wars or other natural calamities, which can not be predicted, or the happening or consequence of which can not be prevented or avoided, and directly affects the execution of this contract, or execution of this contract according to the terms stipulated in the contract, the Party that encounters the force majeure should notify the other Party by cable of the actual situation of the accident, and provide valid documents to certify the detailed happenings of the accident and  the reasons of its inability to fulfill or completely fulfill, or the necessity to postpone, the fulfillment of this contract , should be submitted to the other Party within 7 days of the accident , and certified by the notarization department of the region where the accident took place. Disputes arising out of cases of force majeure shall be resolved through negotiations between the two Parties as to whether to terminate the contract or partially release the obligations of the affected party, or postpone the fulfillment of the contract according to the effect of the accident on the fulfillment of the contract.

Exhibit 10.21

Chapter 23 The Liabilities for Breach of Contract

Article 55  The Liabilities for Breach of Contract

55.1  Failure by any Party to make the full capital contributions subscribed for pursuant to this Contract shall be liable for breach of this Contract. In such event the breaching Party shall pay damage to the non–breaching Party .

55.2  Any Party who otherwise breaches this Contract shall be liable to the other Parties for all losses suffered by the other Parties as a result of such breach. Should all or part of this Contract be unable to be performed owing to the fault of one Party hereto, the Party at fault shall be liable to the other Parties for losses thus caused to such other Parties.

55.3  Termination of this contract do not affect the claim or its effectiveness from any Party.

Chapter 24 Divisibility

Article 56  Divisibility

If any clause or conditions be of no effect, illegal, or non-enforceable, the other clauses and conditions will remain effective.

Chapter 25 Dispute Solution

Article 57  Dispute Solution

57.1  Any dispute arising from this contract or relating to this contract shall negotiated between Parties.

57.2  For those disputes not settled within thirty (30) days, it should be submitted to Chinese International Economic and Trade Arbitration Committee whose decision shall be final and legally binding upon both Parties, and be arbitrated according to the valid and current arbitration rule upon the application time..

Exhibit 10.21

57.3  During the process of arbitration, this contract should be executed with no interruption, except for those parts relating to discrepancies under arbitration.

Chapter 26 Not an agency

Article 58  Not an agency

No Party or the Joint Venture should deemed as an agency of other Party or both Parties.

Chapter 27 Applicable Law and Validity of the Contract

Article 59  Applicable Law

59.1  The signing, validity, explanation and implementation of this contract should be governed by the Laws of the People’s Republic of China.

Article 24.1      The contract and its appendices shall have the same force. All the articles of the contract including its appendixes stipulated under the Contract, are indispensable parts of this contract.

Article 60  Validity of the Contract

The contract and its appendices shall come into force commencing from the date of approval of the administration department of the People’s Republic of China.

Chapter 28 Representation and warranty

Article 61   Representation and warranty

61.1  Except otherwise indicated, both Parties hereby represents and warrants that:

a. Great Genesis and Hainachuan are limited liability companies duly incorporated and valid existing in good standing under the law of Hong Kong SAR and China, respectively.

b. Both Parties have all requisite power and authority and all necessary licenses and permits to execute and perform this Contract, all of the Appendixes attached hereto, the Articles of Associations, and any agreement and documents referred to in this Contract to which it is a Party and will be bound by the terms and conditions therein.

c. Each Party’s representative, whose signature is affixed to this Contract, has been fully authorized to execute this Contract pursuant to a valid power of attorney.

d. Each Party’s execution, and performance of this Contract, the Articles of Association and any other agreements and documents contemplated hereafter will not violate any of its constitution documents, any of its other agreement or obligation, or any currently effective law, regulation or decree of its jurisdiction of organization or incorporation that may be applicable to any aspect of the transactions contemplated hereafter.

Exhibit 10.21

e. No conflicts. To the best of each Party’s knowledge, its performance of this Contract does not conflict with any other agreement to which it is bound and, while performing this Contract, will not knowingly enter into any other agreement in conflict with this Contract or which would impair the ability of performing this Contract.

61.2　　Each Party who breaches the above representation and warranty will compensate the other Party.

Chapter 29 Assignment

Article 62  Assignment

This Contract and its stipulation, clause or condition hereunder shall be binding upon and inure to the benefit of the successors and permitted assigns of each Party hereto. Neither this Contract nor any stipulation, clause or condition hereunder shall be assignable or subcontracted by the Joint Venture without each Party’s prior written consent.

Chapter 30 Others

Article 63  Language of the text

This contract is written in Chinese in six (6) original copies.

Each Party and the Joint Venture should retain one (1) copy and other copies are for approval and registration by applicable authorities.

Article 64  Notice.

64.1  Any notices, if sent by fax or email and relating to the rights and obligations of the two Parties, should be notified by written letter to following address:

Beijing Hainachuan Auto Parts Co. Ltd.

Add: 31 NanWei Road, WuanWu distric, Beijing, People’s Republic of China.

100050

Tel: (86)10-63132249

Fax: (86)10-63132253

Exhibit 10.21

Great Genesis Holdings Limited

Add: No. 1 Guanshan 1st Road, Henglong Building, Wuhan, Hubei Province, P.R.C

Tel: (86)27-59818509

Fax: (86)27-59808808

64.2  For any changing in contact information, prior written notice shall be needed.

Article 65  Title

The title of this Contact only is for purpose of reference, and shall not have other meaning or influence to this Contract.

Article 66  Translation

The Joint Venture should responsible for translation from English into Chinese for those material provided, and to avoid any error or misunderstanding.

Article 67  Entire Agreement

This Contract represents the entire understanding between the parties with the respect to its provisions and cancels and supercedes all prior agreements or understandings, whether written or oral, with respect to the subject matter. This Contract may only be modified or amended by an instrument in writing signed by duly authorized representatives of the parties.

Article 68  Waiver

Failure to enforce any of the terms or conditions of this Contract shall not constitute a waiver of any such terms or conditions, or of any other terms or conditions.

Article 69  costs and expenses

Any costs and expenses arise from this Contract should charged to each Party. Any costs and expenses arising from the Joint Venture’s approval and registration should charged to the Joint Venture.

Article 70  The Joint Venture’s Articles of Association

In the event of any conflict or contradiction between the terms of this Contract and any of the provisions of Articles of Association, the provisions of this Contract shall govern and prevail, and in accordance with applicable Chinese laws and regulations.

Exhibit 10.21

IN WITNESS WHEREOF, the Parties hereto cause their authorized representatives to execute this Agreement at Beijing City on the date first above written.

Beijing Hainachuan Auto Parts Co. Ltd. (Sealing)

Signature:

Name: Xinmin Guo

Position: Chairman of Board

Great Genesis Holdings Limited (Sealing)

Signature:

Name: Hanlin Chen

Position: Chairman of Board